Exhibit 99.1

NEWS RELEASE

Contact:

Beci Brenton
Beci.brenton@hii-co.com
202-264-7143

PHOTO RELEASE—HII Board of Directors Elects Kellye Walker

Corporate Vice President and General Counsel and Chuck Monroe

Corporate Vice President, Associate General Counsel and Secretary

NEWPORT NEWS, Va. (Dec. 17, 2014) — Huntington Ingalls Industries (NYSE:HII) announced today that its Board of Directors has elected Kellye Walker to serve as corporate vice president and general counsel and Charles R. “Chuck” Monroe Jr. to serve as corporate vice president, associate general counsel and secretary. These organizational changes are effective Jan. 12, 2015.

As corporate vice president and general counsel, Walker will report to HII President and CEO Mike Petters and will have overall leadership responsibility for HII’s law department and outside counsel, which provide a broad range of legal advice and support for the company’s business activities, including compliance. She comes to HII from American Water Works Co., a $3 billion water and wastewater utility company in Voorhees, N.J., where she has served as senior vice president, general counsel and secretary since January 2010. She previously served as vice president and general counsel at Diageo North America and as senior vice president, general counsel and secretary for BJ’s Wholesale Club. She earned a bachelor’s degree at Louisiana Tech University and a Juris Doctor at Emory University School of Law. She is a member of the American Bar Association and a former board member of the Association of Corporate Counsel.

As corporate vice president, associate general counsel and secretary, Monroe will report to Walker and the Board of Directors, respectively. As secretary, he will provide legal advice and counsel to the Board and manage corporate governance matters. He has served as a director, assistant general counsel and assistant secretary in HII’s Legal Dept. since 2011. Prior to joining HII, he was a partner with K&L Gates LLP and Hunton & Williams LLP, both in Charlotte. Monroe earned a bachelor’s degree from the University of North Carolina at Chapel Hill and a Juris Doctor from the George Washington University Law School.

“Kellye brings a broad range of experience and expertise to HII, and I am looking forward to her joining the team,” Petters said. “Add Kellye’s demonstrated talent and experience to that of Chuck Monroe, who has proven legal excellence at HII as well as great capacity for collaboration, and you get a great combination that bodes well for HII’s future.”

Bruce N. Hawthorne, HII’s current corporate vice president, general counsel and secretary, will retire in 2015 and until then will take on the new role of corporate vice president and chief legal officer. He joined HII when it spun off in March 2011. “Bruce’s previous experience and expertise with publicly traded companies was absolutely critical as we stood up HII as a new

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media

company, and his guidance and expertise have been instrumental in shaping who we are today,” Petters said. In his new role, Hawthorne will continue to report to Petters and assist with Walker’s transition. Additionally, he will maintain oversight of some specific and pending litigation and support special projects.

Photos accompanying this release are available at: http://newsroom.huntingtoningalls.com/releases/organizational-walker-monroe.

Huntington Ingalls Industries designs, builds and manages the life-cycle of the most complex nuclear- and conventionally powered ships for the U.S. Navy and Coast Guard. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII also provides engineering and project management services expertise to the commercial energy industry, the Department of Energy and other government customers. Headquartered in Newport News, Va., HII employs approximately 39,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media